SCHEDULE 14A
				(Rule 14a-101)
		    INFORMATION REQUIRED IN PROXY STATEMENT
			   SCHEDULE 14A INFORMATION

		   Proxy Statement Pursuant to Section 14(a)
		    of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[x]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


				  ADT Limited

	       (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):
[x]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

      The following press release was issued by ADT on April 24, 1997:


FOR IMMEDIATE RELEASE

				     [ADT LOGO]
April 24, 1997
								 PRESS RELEASE


ADT Limited ("ADT")

ADT ASKS BERMUDA SUPREME COURT TO DISMISS WESTERN'S LAWSUIT

------------------------------------------------------------------------------

Hamilton, Bermuda, April 24, 1997 - ADT Limited (NYSE - ADT) announced today that it has asked the Supreme Court of Bermuda to dismiss the lawsuit filed in Bermuda by Westar Capital, Inc., a subsidiary of Western Resources.

Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT said:

"The lawsuit is a vexatious attempt by Western to try to destabilize ADT's agreed merger with Tyco International Ltd. which offers ADT shareholders superior value to Western's offer. We are confident that the Bermuda Supreme Court will accede to our request and waste no further time on Western's groundless action."

ADT also said that its stated grounds for dismissal are that Western's lawsuit has no basis in law and is frivolous, vexatious and an abuse of the process of the Supreme Court of Bermuda. ADT's legal counsel includes Mr. Robin Potts Q.C., one of the leading authorities on English law and Bermuda law.

CERTAIN ADDITIONAL INFORMATION: ADT Limited (the "Company") will be soliciting proxies against the proposals of Western Resources, Inc. (together with its subsidiaries, "Western") and revocations of proxies previously given to Western for such proposals. The following individuals may be deemed to be participants in the solicitation of proxies and revocations of proxies by the
Company: ADT Limited, Michael A. Ashcroft, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William
W. Stinson, Raymond S. Troubh and Angela E. Entwistle. As of March 17, 1997, Mr. Ashcroft is the beneficial owner of 11,075,718 of the Company's common shares, Mr. Danneberg is the beneficial owner of 102 of the Company's common shares, Mr. Henderson is the beneficial owner of 621 of the Company's common shares, Mr. Pasman is the beneficial owner of 2,000 of the Company's common shares, Mr. Ruzika is the beneficial owner of 1,157, 405 of the Company's common shares, Mr. Slusser is the beneficial owner of 2,800 of the Company's common shares, Mr. Stinson is the beneficial owner of 3,010 of the Company's common shares, Mr. Troubh is the beneficial owner of 2,500 of the Company's common shares and Ms. Entwistle is the beneficial owner of 29,500 of the Company's common shares. The company has retained Merrill Lynch, Pierce, Fenner & Smith Incoporated ("Merrill Lynch") to act as its financial advisor in connection with Western's proposals. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant" as defined in
Schedule 14A ("Schedule 14A") promulgated by the Commission under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that such Schedule 14A requires the disclosure of certain financial information concerning Merrill Lynch. In connection with Merrill Lynch's role as financial advisor to the Company, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company: Barry Friedberg (Executive Vice President), Richard Johnson (Managing Director), Huston McCollough (Managing Director), Hugh O'Hare (Vice President), Robert Simensky (Vice President) and Paul Bastone (Associate). In the normal course of its business, Merrill Lynch regularly buys and sells securities issued by the company and its affiliates ("ADT Securities") for its own account and for the accounts of its customers, which transactions may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in ADT Securities or option contracts with other derivatives in or relating to ADT Securities. As of February 28, 1997, Merrill Lynch held positions in ADT Securities as principal as follows: (i) net "short" 769,995 of the Company's common shares;
(ii) net "long" $46,000 par amount of 9.25% Guaranteed Senior Subordinated Notes of ADT Operations, Inc. due August 1, 2003; and (iii) net "long" 31,509 Liquid Yield Option Notes of ADT Operations, Inc. due 2010, exchangeable for 889,499 of the Company's common shares.


Contact:
      ADT, Inc.
      561-988-3600


Note: This and other press releases are available through Company On-Call by fax; call 800-758-5804, extension 112511, or at http://www.prnewswire.com/